Exhibit 10.1
SECOND AMENDMENT
TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
COGDELL SPENCER LP
          This SECOND AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COGDELL SPENCER LP is made and entered as of December 20, 2010 (the “Amendment”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Existing Partnership Agreement (as defined below).
RECITALS:
A.	CS Business Trust I, a Maryland statutory trust (the “General Partner”), entered into that certain First Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP (the “Partnership”), dated as of November 1, 2005 (the “Existing Partnership Agreement”), as amended by that certain First Amendment to First Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP made and entered as of March 10, 2008 (the “First Amendment” and together with the Existing Partnership Agreement, the “Partnership Agreement”), to set forth the agreements with respect to the business and affairs of the Partnership.

B.	The name of the General Partner is, and has been at all times since the date of its formation as a Maryland statutory trust, CS Business Trust I. However, as a result of a scrivener’s error, the name of the General Partner appearing throughout the Partnership Agreement is incorrectly stated as “Cogdell Spencer Business Trust I,” creating an ambiguity regarding the name of the General Partner.

C.	The name of the Parent Limited Partner is, and has been at all times since the date of its formation as a Maryland statutory trust, CS Business Trust II. However, as a result of a scrivener’s error, the name of the Parent Limited Partner in Article 1 of the Partnership Agreement is incorrectly stated as “Cogdell Spencer Business Trust II,” creating an ambiguity regarding the name of the Parent Limited Partner.

D.	A Pricing Committee of the Board of Directors (the “Board”) of Cogdell Spencer Inc., a Maryland corporation (the “Parent”), adopted resolutions at a meeting held on December 10, 2010 classifying and designating 2,990,000 shares of Preferred Stock (as defined in the Articles of Amendment and Restatement of the Parent (the “Charter”)) as Series A Preferred Stock (as defined below).

E.	The Parent filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland, effective on December 20, 2010, establishing the Series A Preferred Stock, with such preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary (as defined below).

F.	On December 20, 2010, the Parent issued 2,600,000 shares of the Series A Preferred Stock; as of the date hereof, the Parent is authorized to issue an additional 390,000 shares of Series A Preferred Stock.

G.	The General Partner has determined that, in connection with the Parent’s issuance of the Series A Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units in the form of Series A Preferred Partnership Units (as defined below) having designations, preferences, conversion and other rights which are substantially the same as the designations, preferences, conversion and other rights of the Series A Preferred Stock.

H.	Pursuant to Section 7.3.C of the Existing Partnership Agreement (“Section 7.3.C”), the General Partner has the exclusive power, without the prior consent of the Limited Partners, to amend the Existing Partnership Agreement to, among other things, (1) issue additional Partnership Interests in accordance with Section 4.3 of the Existing Partnership Agreement and to set forth in the Existing Partnership Agreement the rights, powers, duties and preferences of the holders of any additional Partnership Units issued pursuant to the Existing Partnership Agreement and (2) reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, and further, pursuant to Section 7.3.C, the General Partner shall provide notice to the Limited Partners when such action with respect to (1) and (2) set forth above is taken.
          NOW, THEREFORE, the General Partner desires to effect this Amendment to the Existing Partnership Agreement as provided herein:
1. Definitions. Article 1 of the Existing Partnership Agreement is hereby amended to add the following definitions:
     “Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act.
     “Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder.
     “NASDAQ” shall mean the NASDAQ Stock Market or any successor thereto.
     “NYSE” shall mean the New York Stock Exchange or any successor thereto.
     “Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by a designated series of Preferred Units, having a preference in payment of distributions or on liquidation as determined by the General Partner for such series of Preferred Units and as set forth in an amendment to this Agreement, and includes all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act.
     “Series A Articles Supplementary” shall mean the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock, designating the rights and preferences of the 8.500% Series A Cumulative Redeemable Perpetual Preferred Stock, filed as part of the Parent’s Charter with the State Department of Assessments and Taxation of Maryland, effective on December 20, 2010.
     “Series A Preferred Partnership Interests” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions or on liquidation as set forth in this Amendment.

     “Series A Preferred Partnership Units” shall mean the series of Preferred Units established pursuant to this Amendment, representing a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.
     “Series A Preferred Stock” shall mean the 8.500% Series A Cumulative Redeemable Perpetual Preferred Stock of the Parent, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary.
2. Series A Preferred Partnership Units. In accordance with Section 4.3 of the Partnership Agreement, set forth in Exhibit F hereto are the terms and conditions of the Series A Preferred Partnership Units (the “Partnership Unit Designation”) hereby established and issued to the Parent in consideration of its contribution to the Partnership of the proceeds of the issuance and sale of the Series A Preferred Stock by the Parent. The Partnership Agreement is amended to incorporate the Partnership Unit Designation as Exhibit F thereto and to replace Exhibit A thereto with a revised Exhibit A to reflect the issuance of the Series A Preferred Partnership Units.
3. Name of General Partner. All references to “Cogdell Spencer Business Trust I” in the Partnership Agreement, including, but not limited to, the recitals thereto, are hereby deleted in their entirety and replaced with “CS Business Trust I.”
4. Name of Parent Limited Partner. All references to “Cogdell Spencer Business Trust II” in the Partnership Agreement, including, but not limited to, the recitals thereto, are hereby deleted in their entirety and replaced with “CS Business Trust II.”
5. Partnership Agreement. Except as set forth herein, the Partnership Agreement shall remain in full force and effect.
6. No Oral Modification. This Amendment may not be changed orally, but only by an agreement in writing executed by the parties hereto.
7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
8. Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first written above.

GENERAL PARTNER: CS BUSINESS TRUST I, a Maryland statutory trust
By:	/s/ Raymond W. Braun
	Name:	Raymond W. Braun
	Title:	President and CEO

EXHIBIT F
PARTNERSHIP UNIT DESIGNATION
          A. Designation and Number. A series of Preferred Units, designated as Series A Preferred Partnership Units, is hereby established. The number of Series A Preferred Partnership Units shall be 2,990,000.
          B. Rank. The Series A Preferred Partnership Units shall, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Partnership Units and any Junior Units of the Parent, now or hereafter issued and outstanding; (b) on a parity with any other Partnership Units of the Partnership, now or hereafter issued and outstanding, other than Partnership Units referred to in clauses (a) and (c) (“Parity Units”); and (c) junior to all Partnership Units of the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series A Preferred Partnership Units.
          C. Distributions.
          (i) Subject to the rights of holders of any Preferred Units ranking senior to the Series A Preferred Partnership Units as to the payment of distributions, the Parent, in its capacity as the holder of the then outstanding Series A Preferred Partnership Units, shall be entitled to receive, when, as and if authorized by the General Partner, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 8.500% per annum of the $25 liquidation preference of each Series A Preferred Partnership Unit (equivalent to $2.125 per annum per Series A Preferred Partnership Unit).
          (ii) Distributions on each outstanding Series A Preferred Partnership Unit shall be cumulative from and including the date of original issuance, and shall be payable (i) for the period from December 20, 2010 to March 1, 2011 on March 1, 2011, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 1st of each March, June, September and December, commencing on June 1, 2011 (each such day being hereinafter called a “Series A Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Distribution Payment Date falls on any day other than a Business Day (as defined in the Series A Articles Supplementary), the distribution which would otherwise have been payable on such Series A Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the Partnership Unit records of the Partnership at the close of business on the record date, not exceeding 30 days preceding the applicable Series A Distribution Payment Date, as shall be fixed by the General Partner. Distributions shall accumulate from the most recent Series A Distribution Payment Date to which distribution have been paid, whether or not there shall be funds legally available for the payment of such distributions, whether the Partnership has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Partnership Units that may be in arrears. Holders of the Series A Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of full cumulative distributions, as herein provided, on the Series A Preferred Partnership Units. Distributions payable on the Series A Preferred Partnership Units for any period greater or less than a full distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series A Preferred Partnership Units for each full distribution period shall be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series A Preferred Partnership Units have been paid or declared and funds therefor set aside for payment with respect to a distribution period, the holders of Series A Preferred Partnership Units shall not be entitled to any further distributions with respect to that distribution period.
          (iii) No distributions on the Series A Preferred Partnership Units shall be authorized and declared by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the General Partner, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
          (iv) So long as any Series A Preferred Partnership Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Partnership Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series A Preferred Partnership Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Partnership Units and such Parity Units.
          (v) So long as any Series A Preferred Partnership Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Partnership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Parent or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Parent’s qualification as a REIT (as defined in the Charter), or redemptions of Partnership Units pursuant to Article 8 of the Existing Partnership Agreement), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Parent, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case full cumulative distributions on all outstanding shares of Series A Preferred Partnership Units and any Parity Units at the time such dividends are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series A Preferred Partnership Units and all past distribution periods with respect to such Parity Units.
          (vi) Any distribution payment made on the Series A Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Partnership Units which remains payable.
          (vii) Except as provided herein, the Series A Preferred Partnership Units shall not be entitled to participate in the earnings or assets of the Partnership.
          D. Liquidation Preference.
          (i) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series A Preferred Partnership Units shall be entitled to receive $25.00 per Series A Preferred Partnership Unit (the “Liquidation Preference”) plus an amount per Series A Preferred Partnership Unit equal to all distributions (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Partnership Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Partnership Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Partnership Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Partnership Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Partnership with one or more entities, (ii) a statutory Partnership Unit exchange or (iii) a sale or transfer of all or substantially all of the Partnership’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.
          (ii) Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Partnership Units, as provided in this Section D, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Partnership Units shall not be entitled to share therein.
          E. Redemption.
          (a) In connection with the redemption by the Parent of any shares of Series A Preferred Stock in accordance with the provisions of the Series A Articles Supplementary, the Partnership shall provide cash to the Parent for such purpose which shall be equal to the redemption price (as set forth in the Series A Articles Supplementary), plus any and all accumulated and unpaid dividends on the Series A Preferred Stock (whether or not earned or declared), to, but not including, the redemption date, and one Series A Preferred Partnership Unit shall be concurrently redeemed with respect to each share of Series A Preferred Stock so redeemed by the Parent. From and after the applicable redemption date, the Series A Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Partnership Units shall cease. Any Series A Preferred Partnership Units so redeemed may be reissued to the Parent and/or General Partner at such time as the Parent reissues a corresponding number of shares of Series A Preferred Stock so redeemed or repurchased, in exchange for the contribution by the Parent to the Partnership of the proceeds from such reissuance.
          (b) Following any such redemption by the Parent pursuant to this Section E, the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such redemption.
          F. Voting Rights. Except as required by applicable law or the Partnership Agreement, the holder of the Series A Preferred Partnership Units, as such, shall have no voting rights.
          G. Conversion. The Series A Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided herein.

          (a) In the event of a conversion of the Series A Preferred Stock into REIT Shares, upon conversion of such Series A Preferred Stock, the Partnership shall convert an equal whole number of the Series A Preferred Partnership Units into Common Partnership Units as such Series A Preferred Stock are converted into REIT Shares. In the event of a conversion of the Series A Preferred Stock into REIT Shares, to the extent the Parent is required to pay cash in lieu of fractional REIT Shares pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the Parent, either directly or through the General Partner.
          (b) Following any such conversion by the Parent pursuant to this Section G, the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such conversion.
          H. Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series A Preferred Partnership Units in accordance with Article VI of the Partnership Agreement.